Form of Consent of Counsel

                               November ___, 1998


E*TRADE Funds
2400 Geng Road
Palo Alto, CA 94303

Dear Gentlemen:

         This consent is given in connection with the filing by E*TRADE Funds, a Delaware business trust ("Trust"), of the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and under the Investment Company Act of 1940 ("1940 Act").

         We consent to the use of this letter as an exhibit to the Registration Statement and to the reference to Dechert Price & Rhoads under the caption "Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/

                                                     DECHERT PRICE & RHOADS